Exhibit 10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
MetLife Insurance Company of Connecticut:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm". Our reports on MetLife Insurance Company of Connecticut and subsidiaries (formerly The Travelers Insurance Company) refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004 and for variable interest entities in 2003.


KPMG LLP

Hartford, Connecticut
July 27, 2006